Exhibit 21

Subsidiaries of the Registrant

The Registrant had the following subsidiaries each of which was wholly owned by the Registrant, except as noted below:

Name	Jurisdiction of Incorporation
The Computer Place, Inc.	Arizona
NDC Health Information Services (Arizona) Inc.	Delaware
Physerv Solutions, Inc.	Delaware
HealthTran LLC (Note 1)	Delaware
NDCHealth Intellectual Property Corp.	Delaware
HISIP Corp.	Delaware
NDCIP, Inc.	Delaware
NDCHealth Licensing, Inc.	Delaware
NDC of Canada, Inc.	Delaware
TechRx Canada Corporation (Note 2)	Delaware
NDC Acquisition Corp.	Delaware
Computerized Medical Communications, Inc	Illinois
TechRx Incorporated (Note 2)	Pennsylvania
National Data Corporation of Canada	Canada
TechRx Canada ULC (Note 2)	Canada
NDC Health Holding GmbH	Germany
NDC Health GmbH and Co. KG (Note 3)	Germany
NDC Health Management GmbH (Note 4)	Germany
NDC Health Holdings UK Limited	United Kingdom
NDC Health Limited	United Kingdom

Note 1. HealthTran LLC is 49.5% owned by the Registrant.
Note 2. TechRx Incorporated and its subsidiaries are 63% owned by the Registrant.
Note 3. NDC Health GmbH and Co. KG is 51% owned by the Registrant.
Note 4. NDC Health Management GmbH is 51% owned by the Registrant.